Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS THIRD QUARTER 2019 RESULTS

Houston, TX — October 24, 2019 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced net income of $36.2 million or $0.98 per diluted share, for the quarter ended September 30, 2019, as compared to $38.5 million or $1.02 per diluted share, for the quarter ended September 30, 2018.   The Company reported revenue of $706.9 million in the current quarter, as compared to $594.5 million in 2018.  The Company reported free cash flow of $67.0 million in the current quarter, as compared to $23.0 million in 2018.  Backlog as of September 30, 2019 was $1.61  billion as compared to $1.50  billion as of June 30, 2019 and $1.25 billion as of September 30, 2018. On a same-store basis, backlog increased from $1.25 billion as of September 30, 2018 to $1.33 billion as of September 30, 2019.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “This quarter our teams across the United States achieved very good operating results, strong backlog growth and truly remarkable free cash flow. Backlog has continued to strengthen both sequentially and year-over-year, which is especially encouraging during a busy third quarter. Cash flow was outstanding this quarter, far exceeding any previous third quarter performance. We are also happy to report that our newest acquisition, Walker Engineering, contributed strongly to our earnings and cash performance, exceeding our expectations.”

The Company reported net income of $80.3 million, or $2.16 per diluted share, for the nine months ended September 30, 2019, as compared to $87.7 million, or $2.33 per diluted share, in 2018.  Earnings in the first quarter of 2018 included a $0.07 per diluted share increase due to a discrete tax item. Earnings in the second quarter of 2018 included an $0.08 per diluted share benefit from a legal settlement. The Company also reported revenue of $1.90  billion for the nine months ended September 30, 2019, as compared to $1.59  billion in 2018.  Free cash flow for the nine months ended September 30, 2019 was $78.5 million, as compared to $47.0 million in 2018.

Mr. Lane concluded, “Our markets remain strong, and we continue to invest, especially in our industry leading workforce. We expect continued strength and strong profitability as we close out the year and look forward to 2020.”

The Company will host a webcast and conference call to discuss its financial results and position on Friday,  October 25, 2019 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-866-515-2907, and enter 18336151 as the passcode.  The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 129 locations in 111 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	(Unaudited)				(Unaudited)
	2019	%	2018	%	2019	%	2018	%
Revenue	$706,918	100.0%	$594,536	100.0%	$1,895,693	100.0%	$1,594,520	100.0%
Cost of services	564,216	79.8%	466,668	78.5%	1,526,310	80.5%	1,266,416	79.4%
Gross profit	142,702	20.2%	127,868	21.5%	369,383	19.5%	328,104	20.6%

SG&A	90,006	12.7%	75,297	12.7%	253,417	13.4%	216,528	13.6%
Gain on sale of assets	(708)	(0.1)%	(219)	—	(1,119)	(0.1)%	(630)	—
Operating income	53,404	7.6%	52,790	8.9%	117,085	6.2%	112,206	7.0%

Interest expense, net	(2,697)	(0.4)%	(1,127)	(0.2)%	(6,717)	(0.4)%	(2,548)	(0.2)%
Changes in the fair value of contingent earn-out obligations	(2,004)	(0.3)%	434	0.1%	(3,924)	(0.2)%	493	—
Other income (expense)	3	—	39	—	167	—	4,062	0.3%
Income before income taxes	48,706	6.9%	52,136	8.8%	106,611	5.6%	114,213	7.2%

Provision for income taxes	12,473		13,595		26,339		26,466
Net income	$36,233	5.1%	$38,541	6.5%	$80,272	4.2%	$87,747	5.5%

Income per share
Basic	$0.98		$1.03		$2.18		$2.36
Diluted	$0.98		$1.02		$2.16		$2.33

Shares used in computing income per share:
Basic	36,805		37,294		36,891		37,236
Diluted	37,051		37,667		37,170		37,634

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2019	%	2018	%	2019	%	2018	%

Net income	$36,233		$38,541		$80,272		$87,747
Provision for income taxes	12,473		13,595		26,339		26,466
Other expense (income), net	(3)		(39)		(167)		(4,062)
Changes in the fair value of contingent earn-out obligations	2,004		(434)		3,924		(493)
Interest expense, net	2,697		1,127		6,717		2,548
Gain on sale of assets	(708)		(219)		(1,119)		(630)
Depreciation and amortization	13,424		11,010		38,443		30,732
Adjusted EBITDA	$66,120	9.4%	$63,581	10.7%	$154,409	8.1%	$142,308	8.9%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income,  provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)

Cash and cash equivalents	$40,363	$45,620
Billed accounts receivable, net	607,061	481,366
Unbilled accounts receivable	49,926	37,180
Costs and estimated earnings in excess of billings	6,121	10,213
Other current assets	46,931	35,321
Total current assets	750,402	609,700
Property and equipment, net	108,129	99,618
Goodwill	332,200	235,182
Identifiable intangible assets, net	166,736	95,275
Other noncurrent assets	109,993	22,789
Total assets	$1,467,460	$1,062,564

Current maturities of long-term debt	$13,847	$3,279
Accounts payable	176,624	176,167
Billings in excess of costs and estimated earnings	167,097	130,986
Other current liabilities	220,164	156,626
Total current liabilities	577,732	467,058
Long-term debt	228,167	73,639
Other long-term liabilities	103,931	23,820
Total liabilities	909,830	564,517
Total stockholders’ equity	557,630	498,047
Total liabilities and stockholders’ equity	$1,467,460	$1,062,564

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Cash provided by (used in):
Operating activities	$73,115	$30,484	$99,715	$68,002
Investing activities	$(4,707)	$(59,139)	$(216,053)	$(86,269)
Financing activities	$(64,832)	$19,902	$111,081	$973

Free cash flow:
Cash from operating activities	$73,115	$30,484	$99,715	$68,002
Purchases of property and equipment	(6,961)	(7,936)	(22,641)	(22,059)
Proceeds from sales of property and equipment	815	416	1,447	1,077
Free cash flow	$66,969	$22,964	$78,521	$47,020

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.